Exhibit 10.1

REINSURANCE AGREEMENT

Between

Lincoln Benefit Life Company

(Ceding Company)

And

Lincoln Benefit Reinsurance Company

(Reinsurer)

Effective Date: September 30, 2012

Exhibits

A         Form of Quarterly Report

Schedules

I           Covered Policies

2

Article I.

Preamble

Section 1.01     This Reinsurance Agreement (this “Agreement”) is made and entered into by and between Lincoln Benefit Life Company, a Nebraska stock insurance company (hereinafter referred to as the “Ceding Company”) and Lincoln Benefit Reinsurance Company, a Vermont-domiciled captive insurance company (hereinafter referred to as the “Reinsurer”) on this the 30th day of September, 2012 (the “Contract Date”).

Section 1.02     The Ceding Company desires to cede, and the Reinsurer desires to reinsure, on and after the Effective Date (as defined below) the Covered Liabilities (defined below) with respect to the Covered Policies (defined below), subject to the terms and conditions stated herein.  This Agreement is an indemnity reinsurance agreement and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.

Article II.

Definitions

Section 2.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Section 1-02(b) of Regulation S-X promulgated by the United States Securities and Exchange Commission.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day other than a Saturday or Sunday or day on which banks in the State of Nebraska, the State of Illinois or the State of Vermont are permitted or required by law to be closed.

“Ceding Company” shall have the meaning set forth in the preamble hereto.

“Claims Expense” shall have the meaning set forth in Section 9.01.

“Coinsurance Premiums” shall mean the Reinsurer’s Quota Share of the premiums actually received by the Ceding Company on and after the Effective Date with respect to the Covered Policies, net of premium refunds and the Third Party Reinsurance Premiums.

“Contract Date” shall have the meaning set forth in the preamble hereto.

“Covered Liabilities” shall mean the Reinsurer’s Quota Share of policy benefits arising under the express terms of the Covered Policies, including (i) death benefits (including interest payable to the beneficiary(ies) from the date of death), (ii) cash surrender values, (iii) partial withdrawals, (iv) all benefits payable in respect of riders attached to the Covered Policies, and

(v) policy loans paid by the Ceding Company; in each case, other than Extra-Contractual Obligations, and net of Third Party Reinsurance.

“Covered Policy” shall mean each of the universal life insurance policies written by the Ceding Company with issue dates within the range set forth on Schedule I for each policy form specified therein.  For policies issued prior to the Effective Date, Covered Policies shall include only such policies that are in effect on the Effective Date and policies that are not in effect on the Effective Date but are reinstated after the Effective Date in accordance with their terms.

“Date of Determination” shall have the meaning set forth in Section 7.03.

“Effective Date” shall mean 11:59 P.M. Central Time on September 30, 2012.

“Extra-Contractual Obligations” shall mean any payments (a) not made as a good faith claim settlement or compromise of a dispute over coverage under the Covered Policies by the Ceding Company or (b) in excess of the applicable coverage limits of the Covered Policies (including, for the avoidance of doubt, any good faith claim settlement or compromise of a dispute to the extent in excess of applicable coverage limits but not including any amount that is in excess of applicable coverage limits solely due to the application of statutory interest on a claim), including any payment made to satisfy liabilities for fines, penalties, forfeitures, compensatory damages and punitive, special, treble, bad faith, tort, exemplary or other forms of extra-contractual damages awarded against the Ceding Company in respect of the Covered Policies, which liabilities or obligations arise from any act, error or omission committed by the Ceding Company whether or not intentional, negligent, in bad faith or otherwise relating to (i) the cancellation or administration of the Covered Policies (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Covered Policies or (iii) the failure to pay, the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Covered Policies.

“Full Termination Amount” shall mean, as of a given date, an amount equal to (i) the Statutory Reserves (calculated as of such date) minus (ii) any Settlement Amounts that are unpaid by the Ceding Company on such date plus (iii) any Settlement Amounts that are unpaid by the Reinsurer on such date.

“Initial Reinsurance Premium” shall have the meaning set forth in Section 5.01.

“Nebraska SAP” shall mean statutory accounting procedures and practices prescribed or permitted by the Director of Insurance of the State of Nebraska.

“Payment Failure Notice” shall mean the notice delivered by the Reinsurer pursuant to Section 8.01.

“Payment Failure Termination Date” shall have the meaning set forth in Section 8.01.

“Quarterly Report” shall have the meaning set forth in Section 7.03.

“Reinsurer” shall have the meaning set forth in the preamble hereto.

“Reinsurer’s Quota Share” shall mean 100%.

“Reporting Date” shall have the meaning set forth in Section 7.02.

“Settlement Amount” shall have the meaning set forth in Section 7.04.

“Settlement Dates” shall have the meaning set forth in Section 7.04.

“Statutory Reserves” shall mean, as of a given date, the Reinsurer’s Quota Share of the statutory reserves in respect of the Covered Liabilities, determined in accordance with the methodologies used by the Ceding Company to calculate such amounts for purposes of its statutory financial statements prepared in accordance with Nebraska SAP.  For the avoidance of doubt, Statutory Reserves are net of reserve credit taken under Third Party Reinsurance.

“Third Party Reinsurance” shall mean all third-party reinsurance of Ceding Company with respect to the Covered Policies in effect on and after the Effective Date.

“Third Party Reinsurance Premiums” shall mean the reinsurance premiums payable on the Third Party Reinsurance.

Article III.

Basis of Reinsurance

Section 3.01                   Basis.  Subject to the terms and conditions set forth in this Agreement, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby assumes and agrees to reinsure, the Covered Liabilities.

Section 3.02                   Coverage.  The reinsurance hereunder is on a coinsurance basis.

Article IV.

Liability

Section 4.01                   Effectiveness.  Subject to the terms and conditions set forth in this Agreement, the Reinsurer’s liability for reinsurance of the Covered Liabilities shall begin as of the Effective Date.

Section 4.02                   Termination of Liability.  All of the Reinsurer’s liability with respect to a Covered Policy shall terminate as of the earlier of (i) the date on which the Ceding Company’s contractual liability for such Covered Policy terminates, (ii) the Payment Failure Termination Date or (iii) such other date as mutually agreed by the parties, in each case subject to the settlement of all amounts due under this Agreement with respect to such termination.

Article V.

Premiums and Commissions

Section 5.01     Initial Reinsurance Premium.  As of the Effective Date, the Ceding Company shall owe to the Reinsurer an initial reinsurance premium (the “Initial Reinsurance Premium”) equal to the Statutory Reserves as of the Effective Date.  On the Contract Date, the Ceding Company shall pay to the Reinsurer an amount equal to its best estimate of such amount.  The parties will determine the actual Initial Reinsurance Premium prior to the first Quarterly Report and any differences between the estimated amount and the actual amount of the Initial Reinsurance Premium will be settled in accordance with Article VII on the first Settlement Date.

Section 5.02     Coinsurance Premiums.  On each Settlement Date, the Ceding Company shall owe to the Reinsurer the Coinsurance Premiums for the calendar quarter corresponding to such Settlement Date.  Settlement of amounts owed under this Section 5.02 for each Settlement Date shall be made in accordance with Article VII.

Section 5.03     Expense Allowance.  On each Settlement Date, the Reinsurer shall owe to the Ceding Company for the calendar quarter corresponding to such Settlement Date an expense allowance equal to the sum of (i) commissions, other sales compensation, and issuance costs, plus (ii) taxes, licenses, and fees (excluding income taxes), plus (iii) marketing, administration, legal and compliance expenses incurred by the Ceding Company, provided that the aggregate amount of expenses in subsection (iii) are subject to a per annum cap of $110 per policy, with such per annum cap increasing on each anniversary of the Effective Date by three percent (3%) from the previous year’s cap amount, commencing in calendar year 2013 (the “Expense Allowance”).  Settlement of amounts owed under this Section 5.03 for each Settlement Date shall be made in accordance with Article VII.

Article VI.

Losses

Section 6.01     Losses.  On each Settlement Date, the Reinsurer shall owe to the Ceding Company, for the calendar quarter corresponding to such Settlement Date, an amount equal to the Covered Liabilities paid or incurred by the Ceding Company during such calendar quarter.  Settlement of amounts owed under this Section 6.01 for each Settlement Date shall be made in accordance with Article VII.

Article VII.

Settlement and Reporting

Section 7.01     Settlement.  Settlement of all amounts due from each party to the other under this Agreement will be on a quarterly basis on the Settlement Dates following each calendar quarter.  In addition, a settlement of all amounts due from each party to the other party under this Agreement under Article VIII will be completed in accordance with Section 8.03.

Section 7.02     Reporting Dates.  The “Reporting Dates” corresponding to each calendar quarter shall be the dates which are forty-five (45) days following the last calendar day in each of March, June, September and December, as applicable (or, if such date is not a Business Day, the first Business Day following such date); provided that the first Reporting Date hereunder shall be November 14, 2012.

Section 7.03     Reporting.  No later than the Reporting Date corresponding to the end of each prior calendar quarter, the Ceding Company will submit a quarterly report regarding the Covered Policies (the “Quarterly Report”) in the form of Exhibit A attached hereto setting forth, among other amounts, the amount of Coinsurance Premiums, Expense Allowance, Covered Liabilities, and the Settlement Amount, all for the prior calendar quarter (the “Date of Determination”).

Section 7.04     Settlement Amount.  The “Settlement Amount” with respect to the calendar quarter ended immediately prior to each Reporting Date shall be an amount equal to the sum of (i) the Coinsurance Premiums received by the Ceding Company, minus (ii) the Covered Liabilities paid by the Ceding Company, minus (iii) the Expense Allowance, minus (iv) Claims Expenses paid by the Ceding Company, each as set forth in the Quarterly Report.  The Settlement Amount for such calendar quarter shall be due no later than sixty (60) days after the end of the prior calendar quarter (the “Settlement Date”).  An amount equal to the absolute value of any negative Settlement Amount shall be paid by wire payment by the Reinsurer to the Ceding Company on or before such Settlement Date.  An amount equal to any positive Settlement Amount shall be paid by wire payment by the Ceding Company to the Reinsurer on or before such Settlement Date.  As set forth in Section 5.01, any difference between the estimated amount and the actual amount of the Initial Reinsurance Premium will be accounted for on the first Settlement Date immediately following the Effective Date.

Section 7.05     Net Settlement.  Except as otherwise specifically provided herein, all amounts due to be paid on a Settlement Date to either the Ceding Company or the Reinsurer under this Agreement shall be determined and payable on a net basis, giving full effect to Section 14.05 hereof.

Article VIII.

Termination for Non-Payment of Settlement Amounts

Section 8.01     Termination for Non-Payment of Settlement Amounts.  In the event that Settlement Amounts payable to the Reinsurer pursuant to Section 7.04 are not paid within thirty (30) calendar days after the Settlement Date upon which they are due, the Reinsurer will have the right to terminate this Agreement by providing the Ceding Company with written notice of termination (the “Payment Failure Notice”) specifying a date of termination (“Payment Failure Termination Date”) that is no earlier than fifteen (15) calendar days after the date the Payment Failure Notice is delivered to the Ceding Company.

Section 8.02     Payment of Amounts Outstanding.  In the event the Reinsurer delivers a Payment Failure Notice that specifies the Payment Failure Termination Date and the Ceding Company pays the Reinsurer all amounts that are then due and payable to the Reinsurer prior to the Payment Failure Termination Date, then the Reinsurer shall not be entitled to terminate this Agreement.

Section 8.03     Settlement of Full Termination Amount.  In the event of a termination under this Article, the Reinsurer’s sole liability to the Ceding Company hereunder shall be for an amount equal to the Full Termination Amount calculated as of the Date of Determination through which coverage has been paid hereunder.  Following any termination pursuant to this Article VIII, the Ceding Company shall deliver to the Reinsurer within forty-five (45) days after the Payment Failure Termination Date, a calculation of the Full Termination Amount.  On or prior to the date which is fifteen (15) days after such calculation of the Full Termination Amount is received by the Reinsurer, the amount due thereunder shall be paid by wire payment to the Ceding Company or the Reinsurer as applicable.  The payment of the Full Termination Amount shall constitute a complete and final release of the parties in respect of any and all known and unknown obligations or liability of any nature under this Agreement.

Article IX.

Claims Expenses

Section 9.01     Claim Expenses.  The Reinsurer will share in proportion to the Reinsurer’s Quota Share in the expense of any investigation, adjustment, contest or compromise of a claim (including expenses incurred with respect to disputes among competing beneficiaries and/or any contractual interest and penalties) (“Claims Expense”) under the Covered Policy being contested and will share in the proportion to the Reinsurer’s Quota Share in the total amount of any reduction in Covered Liabilities.

Article X.

Insolvency

Section 10.01   Payments.  In the event of insolvency of the Ceding Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the contract or contracts reinsured without diminution because of the insolvency of the Ceding Company.  Payments by the Reinsurer as set forth in this Article shall be made directly to the Ceding Company or to its conservator, liquidator, or statutory successor.

Section 10.02   Notice of Claim. In the event of the Ceding Company’s insolvency, the conservator, liquidator, or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding.  The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its conservator, liquidator, or statutory successor.  Subject to court approval, the expenses thus incurred by the Reinsurer shall be chargeable against the Ceding Company or its estate as part of the expenses of liquidation to the extent a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

Article XI.

Arbitration

Section 11.01   Arbitration.  As a condition precedent to any right of action hereunder, any dispute or difference between the Ceding Company and the Reinsurer relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration.  Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

Section 11.02   Appointment of Arbitrators.  Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another.  Each party shall appoint an individual as arbitrator within thirty (30) days from the date of such notice and the two so appointed shall then appoint the umpire.  If either party refuses or neglects to appoint an arbitrator within thirty (30) days from the date of such notice, the other party may appoint the second arbitrator.  If the two arbitrators are unable to agree upon the appointment of the umpire within thirty (30) days of their appointment, each party shall, each through its appointed arbitrator, nominate five (5) umpire candidates, of whom the other party, through its appointed arbitrator, shall strike four (4) candidates, and the decision between the two remaining candidates determined by a random selection agreed between the two appointed arbitrators.

Section 11.03   Qualifications of Arbitrators.  The arbitrators and umpire shall be present or former officers of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party.  The arbitrators and the umpire shall be disinterested.

Section 11.04   Location of Arbitration.  The arbitration hearings shall be held in Chicago, Illinois or at another location which is mutually agreed upon.  The arbitration panel shall apply, and shall make its decision based upon, the written terms and conditions of this Agreement.  Custom and usage of the insurance and reinsurance business shall be applied only if the issue cannot be resolved by reference to the written terms and conditions hereof.  The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

Section 11.05   Final and Binding.  Decisions in writing of the majority of the arbitration panel shall be final and binding upon the parties.  Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

Section 11.06   Expenses.  Each party shall bear the expenses of its own arbitrator and shall jointly and equally bear the expenses of the umpire and of the arbitration.

Article XII.

DAC Tax Election

Section 12.01   Taxation.  The Ceding Company and the Reinsurer each acknowledge that it is subject to taxation under Subchapter “L” of the Internal Revenue Code of 1986 (as amended).

Section 12.02   Agreement.  With respect to this Agreement, the Ceding Company and the Reinsurer agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992 whereby:

(a)	Each party agrees to attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the regulation has been made;

(b)

The party with net positive consideration (as defined in the regulation promulgated under Section 848 of the Internal Revenue Code of 1986, as amended) for this Agreement for each taxable year agrees to capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);

(c)	Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and

(d)	This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

Article XIII.

General Provisions

Section 13.01   Entire Agreement.  This Agreement supersedes any and all prior discussions and understandings between the parties and, upon its execution, constitutes the sole and entire Agreement with respect to the reinsurance provided hereunder.  There are no understandings between the parties other than as expressed in this Agreement.  Any waiver shall constitute a waiver only in the circumstances for which it was given and shall not be a waiver of any future circumstance.

Section 13.02   Inspection of Records.  Either party, their respective employees or authorized representatives shall have the right to inspect accounts, books and records in relation to the assets and liabilities of the Covered Policies (upon reasonable notice) and the Ceding Company and the Reinsurer shall instruct their employees and/or agents and/or sub-contractors to give all information and explanations reasonably requested to the requesting party or its duly authorized representatives in relation to the above matter.

Section 13.03   Severability.  If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law and all of the other terms and provisions of this Agreement shall remain in full force and effect.

Section 13.04   Parties to Agreement.  This Agreement is solely between the Ceding Company and the Reinsurer.  Except as otherwise provided herein, nothing in this Agreement will confer any rights upon any third party, including, without limitation, any insured, policy owner, agent, beneficiary or assignee.

Section 13.05   Offsets; Recoupment.  Any undisputed payment obligations, debts or credits, in favor of or against either the Reinsurer or Ceding Company under or with respect to this Agreement, whether matured, unmatured, liquidated or unliquidated, are deemed mutual debts or credits and shall automatically, without any further action required of either party, be offset or recouped, and only the balance shall be allowed or paid.  The function of this Section 14.05, including the automatic nature of offset and recoupment, will not be affected or diminished because of the insolvency of either party.

Section 13.06   Currency.  All payments (including, but not limited to, all premiums and benefits payable) under this Agreement shall be payable in the lawful money of the United States of America.

Section 13.07   Governing Law.  This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Nebraska exclusive of the rules with respect to conflicts of law.  Each party agrees to (i) submit itself to a court of competent jurisdiction in the State of Nebraska, (ii) comply with all requirements necessary to give such court jurisdiction, (iii) designate the Nebraska Director of Insurance or designated attorney in Nebraska, as its agent for service of the process in Nebraska in any action, suit, or proceeding instituted for any matter arising out of this Agreement, and (iv) shall abide by the final decision of such court.

Section 13.08   Errors and Omissions.  Unintentional clerical errors, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not invalidate the reinsurance hereunder provided the error, omission or misunderstanding is corrected promptly after discovery.  Both parties shall be restored, to the extent possible, to the position they would have occupied had the error, omission or misunderstanding not occurred, but the liability of the Reinsurer under this Agreement shall in no event exceed the limits specified herein.

Section 13.09   Schedules, Exhibits and Section Headings.  Schedules and Exhibits attached hereto are made a part of this Agreement.  Section headings are provided for reference purposes only and are not made a part of this Agreement.

Section 13.10   Amendments.  This Agreement, and any Exhibits and Schedules or amendments attached hereto, shall not be amended or modified except by written agreement, signed by duly authorized officers of both parties.

Section 13.11   Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first written above.

LINCOLN BENEFIT LIFE COMPANY		LINCOLN BENEFIT REINSURANCE COMPANY

By:	/s/ Samuel H. Pilch	By:	/s/ Samuel H. Pilch
	Name: Samuel H. Pilch Title: Senior Group Vice President and Controller		Name: Samuel H. Pilch Title: Senior Group Vice President and Controller

Exhibit A

Form of Quarterly Report

See attached.

Exhibit A

Lincoln Benefit Life Company

Reinsurance Agreement dated September 30, 2012

Quarterly Report

For the Quarter Ending XX/XX/XXXX

Settlement Amount
i	Coinsurance Premiums
	Gross Premiums	x
	Existing Reinsurance Premiums	(x)

	Net Coinsurance Premium		x

ii	Covered Liabilities
	Benefits Paid (death)	x
	Benefits Paid (surrender, net of surrender charges)	x
	Recoverables under Existing Reinsurance	(x)

	Total Covered Liabilities		x

iii	Expense Allowance		x

	Settlement Amount (i-ii-iii)		x

LBL payable to LB Re			x

LB Re payable to LBL			x

Other Select Financial Information
as of XX/XX/XXXX

	Aggregate Death Benefits in Force		x

	Statutory Reserves		x

	Pending Claims - In Course of Settlement		x

	Pending Claims - Incurred But Not Reported		x

	Third Party Reserve Credits		x

	Third Party Reinsurance Recoverable		x

Schedule I

Covered Policies

All business in force as of the Effective Date issued by the Ceding Company for the following flexible premium universal life plans:

Plan Code	Plan	Description	Search Key	Base Policy Form
1U24	Golden Achiever	Fixed UL	831U24	UL 9420

Schedule I